Exhibit 10.12.4

AMENDMENT NUMBER 4 TO OPTION AND JOINT VENTURE AGREEMENT

THIS AMENDMENT NUMBER 4 to the Option and Joint Venture Agreement is made as of the 17th day of September, 2010, by and among MINERA ANDES INC., a corporation formed under the laws of Alberta, Canada (“MAI”), MINERA ANDES S.A., a corporation formed under the laws of Argentina (“MASA”), HOCHSCHILD MINING HOLDINGS LIMITED, a corporation organized under the laws of the United Kingdom (“HM Holdings”), as assignee of MAURICIO HOCHSCHILD & CIA. LTDA., a corporation formed under the laws of Peru (“MHC”), and HOCHSCHILD MINING (ARGENTINA) CORPORATION S.A. (“HM Argentina”), a corporation existing under the laws of Argentina;

WHEREAS, MAI, MASA and MHC entered into an Option and Joint Venture Agreement dated as of March 15, 2001, as amended on May 14, 2002, August 27, 2002, and September 10, 2004 (as so amended, the “Agreement”);

WHEREAS, the parties desire to amend the Agreement to make certain provisions relating to the ability of MSC to issue cash calls for the purpose of paying any indebtedness currently owing to the shareholders of MSC and their affiliates or any refinancing of such indebtedness;

NOW, THEREFORE, in consideration of the premises and of the mutual promises, covenants, and agreements contained in this Amendment, and intending to be legally bound, the parties hereto agree as follows:

1.         Definitions.  For the purposes of this Amendment, capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

2.         New Section 12.6.  The Agreement is hereby amended by inserting the following as Section 12.6:

“12.6.  Notwithstanding anything to the contrary in this Agreement, so long as any of the indebtedness owing as of September 17, 2010, by MSC to any of MAI, MASA, Hochschild Mining Holdings Limited or Hochschild Mining (Argentina) Corporation S.A. (the “Existing Debt”) remains outstanding, whether to such parties or their permitted assigns, or any refinancing of the Existing Debt remains outstanding and MAI did not consent to the terms of such refinancing or any subsequent refinancing thereof (‘‘Unilateral Refinanced Debt”), then MSC will not seek to obtain debt financing or equity from its shareholders (a) for the  purpose of paying any amount owing in respect of the Existing Debt or Unilateral Refinanced Debt, or (b) if at the time of any payment of Existing Debt or Unilateral  Refinanced Debt it was reasonably foreseeable that MSC would need to seek debt or equity financing from its shareholders within 180 days after such payment.  Nothing in this Section 12.6 shall limit the ability of the Board of MSC under Section 12.2 to obtain financing from any parties that are not affiliates of any shareholder of MSC for the purpose of refinancing any of the Existing Debt.  The provisions of this Section 12.6 shall terminate upon the payment in full of all amounts owing in respect of the Existing Debt or any Unilateral Refinanced Debt.”

3.         Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.  The provisions of Section 23.2 of the Agreement shall apply to this Amendment.

4.         Counterparts.   This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together will constitute as one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day, month and year first above written.

MINERA ANDES INC.		HOCHSCHILD MINING HOLDINGS

By:	/s/ [illegible]	By:	/s/ [illegible]
Its:	Secretary	Its:	Director

MINERA ANDES S.A.		HOCHSCHILD MINING
ARGENTINA CORPORATION S.A.

By:	/s/ [illegible]	By:	/s/ [illegible]
Its:	DIRECTOR	Its:	Chairman